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Exhibit 10.45

CIC

FORM OF RESTRICTED STOCK AGREEMENT
UNDER THE NEUSTAR, INC. 2005 STOCK INCENTIVE PLAN

        This RESTRICTED STOCK AGREEMENT is entered into as of                        , 200  , between NEUSTAR, INC. (the "Company") and                        ("you").

        1.    Restricted Stock Grant.    Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards you            shares of Common Stock. The shares are subject to certain restrictions as set forth in the Plan and this Agreement. Until vested, the shares are referred to herein as "Restricted Stock."

        2.    The Plan.    The Restricted Stock is entirely subject to the terms of the Company's 2005 Stock Incentive Plan (the "Plan"), including its provisions regarding amendment of Awards. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

        3.    Restrictions on Transfer.    You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a "Transfer") the Restricted Stock, except as set forth in the Plan or this Agreement. Any attempted Transfer in violation of the Plan or this Agreement shall be void and of no effect.

        4.    Vesting Schedule.    Subject to Section 5, the Restricted Stock will become vested and cease to be Restricted Stock (but will remain subject to the terms of this Agreement and the Plan) as follows unless you experience a Termination before the applicable Vesting Date:

Vesting Date	Percentage Vested
1st anniversary of Grant Date	[20%
2nd anniversary of Grant Date	20%
3rd anniversary of Grant Date	20%
4th anniversary of Grant Date	20%
5th anniversary of Grant Date	20%][1]

        All vesting will occur only on the appropriate Vesting Dates, with no proportionate or partial vesting in the period prior to any such date. To the extent any percentage would include a factional share it shall be rounded down to the nearest whole share and the fractional shares accumulated for the final Vesting Date. Except as otherwise provided in the preceding paragraph, when any Restricted Stock becomes vested, the Company (unless it determines a delay is required under applicable law or rules) will promptly issue and deliver to you a stock certificate registered in your name, subject to applicable federal, state and local tax withholding. You will be permitted to transfer shares of Restricted Stock following the expiration of the Restriction Period, but only to the extent permitted by applicable law.

        5.    Forfeiture.    Upon your Termination, all unvested Restricted Stock shall immediately be forfeited without compensation. Notwithstanding the foregoing, if a Corporate Transaction (as defined below) occurs and a portion of your Restricted Stock remains unvested following the Corporate Transaction, your Restricted Stock shall immediately vest in full if you experience a Termination (other than by the Company for Cause or by you without Good Reason (as defined below)) within two (2) years after the Corporate Transaction.

Illustration; Company to determine appropriate vesting schedule.

        For purposes of this Agreement, a "Corporate Transaction" shall mean any of the following events: (i) the consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation own less than a majority of the outstanding voting securities of the surviving corporation; (ii) the consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets, other than a transfer of the Company's assets to a majority-owned subsidiary of the corporation; (iii) the approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record), other than a person who held such majority on the date of adoption of the Plan. Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act.

        For purposes of this Agreement, "Good Reason" shall mean, without your prior written consent, any of the following events or conditions and the failure of the surviving corporation, the successor corporation or its parent corporation, as applicable (the "Successor Corporation") to cure such event or condition within thirty (30) days after receipt of written notice from you: (i) a substantial diminution or material adverse change in your status, title, position, authority, duties or responsibilities (including reporting responsibilities) as in effect immediately prior to a Corporate Transaction, except in connection with your Termination for Cause, disability or death or by you other than for Good Reason; (ii) a reduction in your annual base salary; (iii) the Successor Corporation's failure to cover you under employee benefit plans, programs and practices that, in the aggregate, provide substantially comparable benefits (from an economic perspective) to you relative to the benefits and total costs under the material employee benefit plans, programs and practices in which you (and/or your family or dependents) are participating immediately preceding the Corporate Transaction; (iv) the Successor Corporation's requiring you to be based at any office location that is more than fifty (50) miles further from your office location immediately prior to a Corporate Transaction, except for reasonable required travel for the Successor Corporation's business that is not materially greater than such travel requirements prior to such Corporate Transaction; or (v) a material breach by the Successor Corporation of its obligations to you under the Plan.

        6.    Retention of Certificates.    Promptly after the date first written above (the "Grant Date"), the Company will recognize your ownership of the Restricted Stock through uncertificated book entry, another similar method, or issuance of stock certificates representing the Restricted Stock. Any stock certificates will be registered in your name, bear any legend that the Committee deems appropriate to reflect any restrictions on Transfer, and be held in custody by the Company or its designated agent until the Restricted Stock vests. If requested by the Company, you will deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock. If you receive a stock dividend on the Restricted Stock, the Restricted Stock shares are split, or you receive other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Restricted Stock (other than regular cash dividends on and after the Grant Date), you will immediately deposit with the Company any such rights or property (including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank), which shall be subject to the same restrictions as the Restricted Stock and be encompassed within the term "Restricted Stock" as used herein.

        7.    Rights with Regard to Restricted Stock.    You will have the right to vote the Restricted Stock to receive and retain all regular cash dividends payable to other shareholders of record on and after the Grant Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, except: (i) you will not be entitled to delivery of any unvested Restricted Stock, and the Company (or its designated agent) will retain custody of any such shares; (ii) no part of the Restricted Stock will bear interest or be segregated in separate accounts; and (iii) you may not Transfer any unvested Restricted Stock.

        8.    Not an Employment Agreement.    The issuance of this Award does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of, the Restriction Period or otherwise.

        9.    Notice.    Any notice or communication to the Company concerning the Restricted Stock must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): NeuStar, Inc., Attn: Stock Plan Administration, 46000 Center Oak Plaza, Sterling, VA 20166. You will not have any rights with respect to your Restricted Stock Award unless and until you deliver an executed copy of this Agreement to the Company within 60 days of the Grant Date.

NEUSTAR, INC.
By:	[Chief Executive Officer]	Restricted Stock Recipient (You)

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FORM OF RESTRICTED STOCK AGREEMENT UNDER THE NEUSTAR, INC. 2005 STOCK INCENTIVE PLAN